UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant   ☐
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐   Fee paid previously with preliminary materials.
☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

650 Fifth Avenue, 30th Floor, New York, NY 10019
T: (212) 415-6500
www.NewYorkCityREIT.com
Dear Fellow Shareholders,
Since inception, New York City REIT, Inc.’s (“NYC” or the “Company”) objective has been to maximize shareholder value by owning high-quality real estate assets that generate consistently strong returns across market cycles. The Company’s diverse, highly experienced, and transparent Board of Directors (“Board”) and management team have executed a differentiated investment strategy that has created — and we believe will continue to create — substantial long-term value for shareholders, including paying an attractive dividend.
In 2021 — NYC’s first full year as a public entity — the Company delivered an exceptional total return of nearly 37% to shareholders, outperforming a group of NYC-focused REIT peers by over 24%. During the year, NYC also outperformed the S&P 500 Index by over 6%, a notable achievement given that the index had one of its best years in history, as well as the S&P Small-Cap 600 Index by over 8%, and the Russell 2000 Index by over 20%.
You might wonder why Comrit Investments 1, LP (“Comrit”) — an activist hedge fund that owns very little stock in NYC — would take issue with this excellent performance.
It’s simple: Comrit is seeking to mislead shareholders about NYC as part of what we believe is its self-serving campaign to advance its agenda by electing its handpicked nominee to the Board. Comrit initially sought to convince NYC to buy out its stake in the Company, which NYC rejected. Comrit has now resorted to making a generic, unfounded critique of the Company and nominating a demonstrably unqualified candidate, Sharon Stern, who lacks the experience to serve on NYC’s Board given her limited involvement in New York City real estate and the fact that she has only served as a public company board director for less than a year.
DO NOT BE FOOLED BY COMRIT
Comrit would have you believe that you should be voting the white proxy card. The GOLD proxy card is the Company’s card and only it can be used to vote for the reelection of the Company’s highly qualified candidate, Elizabeth Tuppeny, who currently serves as Lead Independent Director. We urge you to vote the GOLD proxy card and discard any white proxy card that you may receive from Comrit.
Returning a white proxy card — even if you “withhold” on Comrit’s handpicked, unqualified nominee — will revoke any vote you had previously submitted on NYC’s GOLD proxy card.
NYC’s DIRECTOR NOMINEE BRINGS MORE RELEVANT SKILLS, LEADERSHIP, AND INDUSTRY EXPERIENCE
NYC shareholders deserve directors who are experienced and credible, who act in the best interests of shareholders and who are qualified to serve on critical Board committees. Elizabeth Tuppeny is an advisor at the C-suite level to several Fortune 500 companies and real estate firms, and has unparalleled experience driving long-term value for shareholders. In addition to her service at NYC REIT, she has served as an independent director on the boards of three separate real estate companies: Franklin BSP Realty Trust, Inc., Healthcare Trust, Inc. and American Realty Capital Trust IV. She also served on the board of PIDC, a public-private economic development organization, where she evaluated and approved more than 500 industrial and commercial real estate transactions valued at more than $1 billion.

At NYC, Ms. Tuppeny has been instrumental in developing and executing the Company’s growth strategy in partnership with the management team and members of the Board. NYC is very fortunate to have a director of Ms. Tuppeny’s caliber and character, along with all of our directors who have an exceptional ability to generate returns in a complex New York City real estate market.
PROTECT THE VALUE OF YOUR SHARES AND NYC’S STRONG DIVIDEND
In short, electing Comrit’s director nominee puts the value of your shares and robust dividend at significant risk. Comrit has failed to identify what they believe the Board should be doing differently or detailed any positive changes they intend to bring to NYC in connection with their nomination. The logical inference is that Comrit does not have such a plan or is attempting to hide their true motives for nominating Sharon Stern. Either way, this disruption to NYC’s strong momentum is not in the interest of shareholders and does not warrant shareholder support.
We urge shareholders to see through Comrit’s uninformed attacks and misleading statements and vote the GOLD proxy card “FOR” the re-election of NYC’s director Elizabeth K. Tuppeny, so that she and the rest of the Board can continue to create the value you deserve.
Sincerely,
Michael Weil, Chief Executive Officer
Your Vote Is Important, No Matter How Many or How Few Shares You Own!
Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed GOLD proxy card. Simply follow the easy instructions on the GOLD proxy card.
If you have questions about how to vote your shares, please contact:
INNISFREE M&A INCORPORATED Shareholders May Call Toll-free: (877) 750-8197 Banks and Brokers May Call Collect: (212) 750-5833 REMEMBER:

Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a WHITE proxy card — even if you “withhold” on the Comrit’s nominees — will revoke any vote you had previously submitted on NYC REIT’s
GOLD proxy card.